Exhibit (a)(10)(A)

Exela Technologies Issues Reminder of the Timing of the Pending Exchange Offer

May 12, 2022

● Participating shareholders should instruct their broker to tender their Common Stock well before the expiration time of 11:59 p.m. EST on May 16, 2022, to give their broker enough time to tender their Common Stock.

● Shares that were tendered prior to May 2, 2022, may need to be re-tendered following the amendment.

IRVING, Texas, May 12, 2022 (GLOBE NEWSWIRE) -- Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA) announced today that the previously announced exchange offer is still open. The Company understands that some investors may have been given contrary information by their broker. The offer was amended to provide that each 20 share increment of common stock may be exchanged for 1 share of Series B Preferred Stock with a $25 per share liquidation preference, and that the Company intends to issue a dividend of Tandem Voting Stock with respect to the Series B Preferred Stock following the completion of the offering.

Shares that were tendered prior to May 2, 2022, may need to be re-tendered following the amendment. Accordingly, if you are a shareholder who tendered shares prior to May 2, 2022 and did not re-tender after May 2, 2022, you will need to tender again if you want to participate in the offer. Holders of the Series B Preferred Stock do not need to take any action. Holders of common shares should contact their brokers for instructions to participate in the offer.

The Company’s press release regarding the amended offer, can be found here: https://investors.exelatech.com/news-releases/news-release-details /exela-technologies-announces-amendment-pending-exchange-offer-0

Participating shareholders should instruct their broker to tender their Common Stock well before the expiration time of 11:59 p.m. EST on May 16, 2022, to give their broker enough time to tender their Common Stock.

For assistance in tendering your shares, you may contact our Information Agent, D.F. King & Co., Inc., Call Toll-Free: (888) 644-6071,
Email: exela@dfking.com.

Further information is available here: to.exelatech.com.

About Exela Technologies

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of experience operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. Utilizing foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry, departmental solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and the public sector. Through cloud-enabled platforms, built on a configurable stack of automation modules, and approximately 17,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading "Risk Factors" in the Offer to Exchange and Exela's Annual Report and other securities filings. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this press release.

Investor and/or Media Contacts:

Vincent Kondaveeti

E: vincent.kondaveeti@exelatech.com

Mary Beth Benjamin

E: IR@exelatech.com

Source: Exela Technologies, Inc.